Ioanis Jorgali, Investors 629-213-6139 Ioanis.Jorgali@alliancerbernstein.com	Carly Symington, Media (US) 615.417.5701 Carly.Symington@alliancerbernstein.com

AllianceBernstein appoints Onur Erzan President & Chief Executive Officer

Seth Bernstein to retire as Chief Executive Officer on March 31, 2027

NASHVILLE, TENN., September 25, 2026 – AllianceBernstein Holding L.P. (NYSE: AB) and AllianceBernstein L.P. ("AB"), a leading global investment management firm and a subsidiary of Equitable Holdings, Inc. (NYSE: EQH), today announced that Onur Erzan, President, has been appointed President and Chief Executive Officer of AB, effective April 1, 2027. He will succeed Seth Bernstein, who will be retiring effective March 31, 2027, after nearly a decade leading the firm. Bernstein will continue to serve on AB’s Board of Directors.

“Onur is an exceptional leader with deep experience across asset management and insurance,” said Mark Pearson, Chief Executive Officer of Equitable Holdings and an AB Board member. “Since joining AB, he has helped shape the firm's strategy, expand its capabilities and position the business for continued growth. At the same time, this transition is an opportunity to recognize Seth's extraordinary contributions over the past decade. He has led AB through a period of significant growth and helped strengthen the partnership between Equitable and AB at a defining moment for our company. I thank Seth for his leadership, and I am grateful he will continue to serve on AB's Board.”

During his tenure as CEO, Bernstein has overseen a period of profound transformation for AB. Under his leadership, the firm continued to evolve beyond its traditional active public market asset management roots into a diversified, leading global investment manager, with scaled businesses across public markets, private alternatives, private wealth, insurance asset management and retirement solutions. Additionally, Bernstein oversaw structural improvements in the firm’s profitability by leading AB’s headquarter relocation to Nashville, the creation and buildout of AB India and the transition of Bernstein Research into a joint venture with Societe Generale. Bernstein has also sponsored initiatives to enhance the firm’s culture, expand its global distribution platform and establish new avenues for profitable growth, with AB’s assets under management nearly doubling to more than $919 billion as of August 31, 2026.

“It has been the privilege of a lifetime to lead this remarkable firm,” said Bernstein. “Over the last decade, we have expanded our reach, strengthened our distribution and built durable growth engines that enable us to better serve our clients globally. I’m very pleased Onur will take the reins and lead AB forward, as he has been a key contributor to our strategy and has led much of its execution. He embodies many of the values I feel are distinctive to AB’s success: putting our clients’ interests first, applying a rigorous intellectual process to the decisions we make and demanding excellence in all that we do. I have every confidence in Onur’s leadership and the opportunities ahead for this firm.”

Onur assumed the role of President in January 2026 and oversees AB’s Private Wealth Management, Global Private Alternatives and Global Asset Management Distribution businesses, in addition to the firm’s Strategy and Corporate Development functions. He has served on the Equitable Holdings Management Committee since 2021 and, following the close of the previously announced merger
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between Equitable Holdings and Corebridge Financial, will serve on the company’s leadership team, headed by Chief Executive Officer Marc Costantini.

“I am honored to lead AB at such a pivotal moment in our history,” said Erzan. “For nearly six decades, AB has distinguished itself through investment excellence, intellectual rigor and a collaborative culture relentlessly focused on clients. As the asset and wealth management landscape undergoes rapid change – with clients seeking deeper partnerships, broader capabilities and more integrated solutions – AB is uniquely positioned to deliver the insights, capabilities and partnership they need to achieve differentiated outcomes. I look forward to writing the next chapter of AB’s story alongside our talented and committed colleagues across the globe.”

Since joining AB in 2021, Erzan has shaped and executed the firm’s global asset management distribution strategy, in addition to playing a key role in expanding AB into new business areas, including the launch of the firm’s active ETF offerings, the creation of the firm’s integrated insurance-asset management vertical and the expansion of AB’s private credit and broader retirement income solutions. As the leader of Bernstein Private Wealth Management, Erzan has significantly bolstered the expansion of its ultra-high-net-worth, global family and family office capabilities through tailored offerings. He has been instrumental in strengthening Bernstein’s external partnerships with banking institutions and international custodians, while enhancing wealth management reach and client servicing capabilities.

Prior to joining AB, Erzan spent 20 years with McKinsey & Company, most recently as a Senior Partner and co-leader of its Wealth & Asset Management practice. In that role, he advised leading global asset managers, wealth managers, insurers and retirement-focused financial institutions on M&A, transformation and long-term growth and value creation initiatives. In addition to his professional responsibilities, he is committed to giving back to the community, having served on the boards of Graham Windham and Turkish Philanthropy Funds. He holds a bachelor’s degree in business administration from Middle East Technical University in Ankara, Turkey, and an MBA from Columbia Business School.

About AllianceBernstein AllianceBernstein (AB) is a leading global investment management firm that offers diversified investment services to institutional investors, individuals and private wealth clients in major world markets. As of August 31, 2026, AB had $919 billion in assets under management. AB is a subsidiary of Equitable Holdings, Inc., (NYSE: EQH), a leading financial services holding company comprised of well-established and complementary businesses. Equitable Holdings, Inc., directly and through various subsidiaries, owns an approximate 68% economic interest in AB as of June 2026. For more information about AB, visit www.alliancebernstein.com.

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